Exhibit 99.1

Contact:
Ina Cu
Investor Relations
650-266-3200

CELL GENESYS REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

SOUTH SAN FRANCISCO, CA, March 1, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the fourth quarter and full year ended December 31, 2006.

For the fourth quarter of 2006, the company reported a net loss of $30.3 million, or $0.54 per fully diluted share, compared with net income of $19.1 million, or $0.33 per fully diluted share, for the same period in 2005. The increase in net loss in the current quarter is attributed primarily to the absence of gains from sales of marketable securities compared to the fourth quarter of 2005, at which time the company had a gain of $48.8 million from the sale of 3.0 million shares of common stock of Abgenix, its former subsidiary.

For the year ended December 31, 2006, the company had a net loss of $82.9 million, or $1.67 per share, compared with $64.9 million, or $1.43 per share in 2005. The increase in net loss in 2006 is primarily due to an income tax provision recorded in 2006 relating to the realized gain from the sale of 3.0 million shares of Abgenix common stock in 2006.

The company’s research and development costs were $24.6 million and $96.3 million in the fourth quarter and year ended December 31, 2006, respectively, compared with $21.0 million and $92.4 million for the comparable periods of 2005. R&D expenses for the full year of 2006 are higher primarily due to the expansion of Phase 3 clinical trials of the company’s lead product development program, GVAX™ immunotherapy for prostate cancer, to Europe and included $4.6 million in non-cash stock-based compensation expense recorded under Statement of Financial Accounting Standards No. 123 revised 2004 (FAS 123R). General and administrative expenses were $4.4 million and $18.1 million in the fourth quarter and year-ended December 31, 2006, respectively, compared with $5.0 million and $16.3 million for the comparable periods of 2005. G&A expenses for the full year of 2006 are higher primarily due to recording $1.3 million in 2006 of non-cash stock-based compensation expenses related to adoption of FAS 123R.

Cell Genesys ended 2006 with approximately $154.1 million in cash, cash equivalents and short-term investments.

“We are pleased with our product development progress during 2006, particularly that of our lead program, GVAX immunotherapy for prostate cancer, which is now being evaluated in two Phase 3 clinical trials in the U.S., Canada and Europe. During 2006, we reported encouraging additional clinical data for this product, both in Phase 2 single agent and Phase 1 combination immunotherapy trials,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are pleased to continue to have the financial resources we need to move our clinical programs forward in pursuit of our goal of bringing novel biological therapies to patients with cancer.”

Recent Highlights:

•	Reported at the American Society of Clinical Oncology (ASCO) Gastrointestinal Cancer Symposium in January 2007, follow-up data from a Phase 2 clinical trial of GVAX™ immunotherapy for pancreatic cancer in 60 patients with operable pancreatic cancer who received the immunotherapy after surgical resection of their tumor and adjuvant radiation and chemotherapy. The updated results showed a median survival of 26.8 months. This compares favorably with published, historical data from multiple single-arm and randomized studies in patients undergoing pancreatic cancer surgery and adjuvant therapy for whom the median survival has been reported to be in the range of 17 to 22 months, including the most recently reported results for gemcitabine chemotherapy.

•	Entered into a new Committed Equity Financing Facility, with Kingsbridge Capital Limited in February 2007, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of our common stock. The company had previously raised $35.0 million in a similar transaction with Kingsbridge.

•	Reported at the ASCO Prostate Cancer Symposium last week, encouraging follow-up data on the first twelve patients with advanced prostate cancer treated on a Phase 1 clinical trial of Cell Genesys’ GVAX immunotherapy for prostate cancer, administered in combination with Medarex’s fully human anti-CTLA-4 antibody, ipilimumab (MDX-010). The twelve patients who have completed treatment to date include six patients who received the combination therapy at doses currently being evaluated in both GVAX and ipilimumab Phase 3 clinical trials. Antitumor activity has been observed in five of these six patients including prostate-specific antigen (PSA) declines of greater than 50% that were maintained in four of these patients for at least six months with the longest response ongoing at more than 12 months. Moreover, clinical evidence of antitumor activity has been observed in three of these five PSA responders, including improvement of multiple lesions on bone scan, resolution of abdominal lymph node disease by CT scan, and improvement in pain due to bone metastases, respectively. Two additional patients have had stable disease on bone scan for at least three months.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly and year-end conference call to discuss events that occurred during the fourth quarter 2006 and to provide financial guidance for 2007 at 2:00 p.m. PST on Thursday, March 1, 2007. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 8636764.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue	$90	$85	$1,364	$4,584
Operating expenses:
Research and development	24,633	21,030	96,346	92,405
General and Administrative	4,435	4,986	18,123	16,342
Restructuring charges	(25)	753	(82)	2,350

Total operating expenses	29,043	26,769	114,387	111,097

Loss from operations	(28,953)	(26,284)	(113,023)	(106,513)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	48,830	62,677	55,123
Interest and other income	2,088	748	7,495	3,058
Interest expense	(2,607)	(2,635)	(10,465)	(10,679)

Income (loss) before income taxes	(29,472)	20,259	(53,316)	(59,011
Income tax provision	(778)	(1,203)	(29,613)	(5,928)

Net income (loss)	(30,250)	19,056	(82,929)	(64,939)
Dividend in kind to preferred stockholders	—	—	—	(4)

Net income (loss) attributed to common stockholders	$(30,250)	$19,056	$(82,929)	$(64,943)

Basic net income (loss) per common share	$(0.54)	$0.42	$(1.67)	$(1.43)

Diluted net income (loss) per common share	$(0.54)	$0.33	$(1.67)	$(1.43)

Weighted average shares of common stock outstanding — basic	55,522	45,547	49,728	45,434

Weighted average shares of common stock outstanding — diluted	55,522	61,616	49,728	45,434

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			December 31,	December 31,
			2006	2005

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$154,074	$129,139
Investment in Abgenix, Inc. common stock			—	63,824
Prepaid expenses and other current assets			3,481	2,563
Property and equipment, net			129,643	142,225
Noncurrent deferred tax assets			—	24,430
Unamortized debt issuance costs and other assets			3,969	4,794

Total assets			$291,167	$366,975

Other current liabilities			$15,904	$12,343
Accrued income taxes			35,410	32,612
Deferred income tax liabilities			—	24,430
Other liabilities			2,851	2,174
Non-current portion of capital lease obligation			48,475	49,919
Convertible senior notes			145,000	145,000
Stockholders’ equity			43,527	100,497

Total liabilities and stockholders’ equity			$291,167	$366,975

Note 1. Derived from audited financial statements.

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